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                                                                   EXHIBIT 10.12

                              SOLECTRON CORPORATION

                        MARC ONETTO EMPLOYMENT AGREEMENT

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         This Agreement is entered into on June 18, 2003 (the "EFFECTIVE DATE")
by and between Solectron Corporation (the "COMPANY"), and Marc Onetto ("EXECUTIVE").

         1.       Duties and Scope of Employment.

                  (a) Positions and Duties. As of the Effective Date, Executive will serve as the Executive Vice President of Worldwide Operations of the Company. Executive's principal place of employment will be at the Company's headquarters in Milpitas, California. Executive will render such business and professional services in the performance of his duties, consistent with Executive's position within the Company, as will reasonably be assigned to him by the Company's Chief Executive Officer. The Executive shall report to the Company's President and Chief Executive Officer. The Company's worldwide operations shall report to Executive, including Manufacturing, Materials, Information Technology, Logistics (including transportation) and all company wide quality programs. The period of Executive's employment under this Agreement is referred to herein as the "EMPLOYMENT TERM."

                  (b) Obligations. During the Employment Term, Executive will devote Executive's full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the President and Chief Executive Officer (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the President and Chief Executive Officer, serve in any capacity with any civic, educational or charitable organization, provided such services do not interfere with Executive's obligations to the Company. It is understood and agreed by the Company and Executive that Executive's obligation to commence performing services hereunder is subject to Executive's possible need of continuing to provide transitional services to Executive's present employer for such period as such employer may reasonably request, and that during such period of transitional services for such employer, Executive will be treated by the Company as being on an unpaid leave of absence from the Company.

         2. At-Will Employment. Executive and the Company agree that Executive's employment with the Company constitutes "at-will" employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive's termination of employment. Upon the termination of Executive's employment with the Company for any reason, the Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies and arrangements, and Executive will also be entitled to payment of the vested portion, if any, of his Deferred Compensation (as adjusted for investment returns thereon) in accordance with his payout election pursuant to Section 4(g).

         3. Term of Agreement. This Agreement will have an initial term of two (2) years commencing on the Effective Date. On the second annual anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will

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renew for an additional term of one year unless at least thirty (30) days prior to such anniversary, Executive or the Company gives the other party written notice that the Agreement will not be renewed. If Executive incurs a termination of employment that entitles Executive to receive the payments and benefits described in Sections 8, 9, and 11 of this Agreement will not terminate until all of Executive's and the Company's obligations under the Agreement have been satisfied.

         4.       Compensation.

                  (a) Base Salary. The Company will initially pay Executive an annual salary of $600,000 as compensation for his services (the "BASE SALARY"). The Base Salary will be paid periodically in accordance with the Company's normal payroll practices and be subject to the usual, required withholding. Executive's salary will be subject to review and adjustments will be made based upon the Company's standard practices.

                  (b) Signing Bonus. Executive will receive a bonus as the result of executing this Agreement in the gross amount of $1,000,000 (the "SIGNING BONUS") to be paid within thirty (30) days of the Effective Date. If, before the third annual anniversary of the Effective Date, the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be required to repay the amount of such signing bonus to the Company in full within 30 days following such termination date.

                  (c) Annual Bonus. Executive's annual target bonus will be 100% of his Base Salary ("TARGET BONUS") with an annual maximum bonus of 200% of his Base Salary. Executive's annual bonus will be payable upon achievement of performance goals established by the Compensation Committee of the Board (the "COMMITTEE"). Notwithstanding anything in the foregoing to the contrary, the Executive's annual bonus for his first year of employment will be guaranteed to equal at least $600,000, and shall be determined in accordance with the following two sentences. For purposes of the Company's fiscal year ending August 31, 2003, the Executive shall receive a pro rata annual bonus equal to (x) the greater of (i) $600,000 and (ii) the full year actual annual bonus, multiplied by (y) a fraction, the numerator of which is the number of days between and including the Effective Date and August 31, 2003 and the denominator of which is 365 (the "Fiscal 2003 Fraction"). For purposes of the Company's fiscal year ending August 31, 2004, the Executive shall receive an annual bonus equal to the greater of (x) (i) $600,000 multiplied by the difference between 1 and the Fiscal 2003 Fraction (the "Fiscal 2004 Fraction") plus (ii) the actual full year annual bonus (if any) multiplied by the difference between 1 and the Fiscal 2004 Fraction or (y) the actual full year annual bonus.

                  (d) Stock Option. As of the Effective Date, Executive will be granted a nonstatutory stock option to purchase 1,600,000 shares of the Company's Common Stock (the "COMMON STOCK") at an exercise price equal to the fair market value per share on the date of grant (the "OPTION"). The Option will vest as to 1/48th of the shares subject to the Option upon the Executive's completion of each full month of Service (as defined in Section 13) over the forty-eight (48)-month period measured from the date of grant. Notwithstanding anything in the foregoing to the contrary, the Shares subject to the Option shall become fully vested upon the occurrence of a Change in Control. The Option may be granted from one of the Company's stock option plans or pursuant to a stand-alone stock option agreement, or a combination of both. As a result, the Option will be subject to the terms, definitions and provisions of the Company's

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stock option plan under which it is granted, if any, (the "OPTION PLAN") and the stock option agreement by and between Executive and the Company (the "OPTION AGREEMENT"), both of which documents are incorporated herein by reference; provided, however, that the terms and provisions of the Option Agreement shall be substantially the same as if the portion of the Option represented by such Option Agreement had been granted under the Option Plan. The Company shall take such actions as are necessary to register the shares relating to such Options under the applicable securities laws on or before the date such Options become exercisable.

                  (e) Restricted Stock. Immediately upon the commencement of employment, the Company will issue Executive 400,000 shares of Common Stock (the "RESTRICTED STOCK") at $0.001 per share. In the event Executive's Service (as defined in Section 13) terminates for any reason, and subject to the provisions of this Agreement, the Company will have the right to repurchase the Restricted Stock at $0.001 per share (the "REPURCHASE RIGHT"). Subject to the accelerated vesting provisions set forth herein, all of the Restricted Stock will vest and be released from the Company's Repurchase Right upon the Executive's continuation in Service through the fourth anniversary of the commencement of employment. Notwithstanding anything in the foregoing to the contrary, all of the Restricted Stock will vest and be released from the Company's Repurchase Right upon the occurrence of a Change in Control.

                  The Restricted Stock will be subject to a restricted stock agreement by and between Executive and the Company (the "RESTRICTED STOCK AGREEMENT"), which such agreement is hereby incorporated by reference and will provide that Executive may satisfy the minimum withholding tax obligation that may arise upon the vesting of such Restricted Stock with shares of Restricted Stock that so vest and are released from the Company's Repurchase Right on such date and that are valued, for such purpose, at the closing price per share of Common Stock on such date. The Company shall take such actions as are necessary to register the Restricted Stock under the applicable securities laws on or before the date such Restricted Stock ceases to be subject to the Company's Repurchase Right.

                  (f) Future Equity Awards. The Executive acknowledges that the next scheduled equity award date for all senior executives is September 2005, but the Committee is not precluded from making earlier awards if it chooses to do so in its sole discretion.

                  (g) Deferred Compensation. On the Effective Date, the Company will credit $800,000 under its Executive Deferred Compensation Plan, as amended and restated effective January 1, 2003 (the "DEFERRED COMPENSATION PLAN") for the benefit of Executive (the "DEFERRED COMPENSATION PAYMENT").

                  The Deferred Compensation Payment (as adjusted for investment returns thereon) will vest upon the eighth annual anniversary of the commencement of the Executive's employment. Notwithstanding anything in the foregoing to the contrary, the Deferred Compensation Payment will vest upon the occurrence of a Change in Control. The entire Deferred Compensation Payment will be held in a so-called rabbi trust, and Executive will have the right to invest and reinvest the Deferred Compensation Payment and earnings thereon throughout the deferral period, subject to the terms of the Deferred Compensation Plan. Executive will elect the schedule for the deferred payout of the Deferred Compensation Payment

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within thirty (30) days after the Effective Date and such election will be consistent with the deferred payment provisions of Articles 5 and 6 of the Deferred Compensation Plan.

         5. Employee Benefits. During the Employment Term, Executive will be eligible to participate in accordance with the terms of all Company employee benefit plans, policies and arrangements that are applicable to other senior executives of the Company, as such plans, policies and arrangements and terms may exist from time to time; provided that the Company shall waive any waiting periods or pre-existing condition clauses under its welfare benefit plans so that welfare benefit plan coverage for the Executive and his eligible dependents shall being on the Effective Date.

         6. Relocation. Executive will receive the Company's standard executive relocation package to move from his current residence to the metropolitan area containing the Company's headquarters. A copy of the Company's executive relocation policy has been provided to Executive and is incorporated herein by reference.

         7. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive's duties hereunder, in accordance with the Company's expense reimbursement policy as in effect from time to time.

         8.       Regular Severance.

                  (a) Termination Without Cause; Resignation for Good Reason. In the event that the Company terminates Executive's employment for reasons other than "Cause" (as defined in Section 13) or "Disability" (as defined in Section 13), or in the event Executive resigns as a result of "Good Reason" (as defined in Section 13), either of which occur prior to a "Change of Control" (as defined in Section 13) or after twelve (12) months following a Change of Control, then Executive will be entitled to (A) the immediate vesting of the Deferred Compensation Payment (as adjusted for investment returns thereon) and payment in accordance with his payout election pursuant to Section 4(g) and (B) the immediate vesting and release from the Company's Repurchase Right of the Restricted Stock, and (C) Executive shall have no repayment obligation with respect to the Signing Bonus described in Section 4(b). In addition, Executive will receive a six (6)-month consulting contract (substantially in the form attached hereto as Exhibit A) with the aggregate consulting fees (which shall be paid ratably during the consulting period in accordance with the Company's regular payroll schedule) equal to one-half (1/2) of the sum of his annual Base Salary and Target Bonus, each at the level then in effect. During the consulting term (which shall commence immediately upon termination of Executive's employment with the Company), the Executive shall receive Company-paid coverage for Executive and Executive's eligible dependents under the Company's "Benefit Plans" (as defined in Section 13). Following the end of the consulting period, Executive will receive: (i) a lump-sum payment equal to one (1) times his annual Base Salary and Target Bonus, plus one (1) month (base salary and pro rated target bonus) per full year of service in excess of six (6) years service, not to exceed a maximum of twenty-four (24) months base and target bonus, each at the level then in effect, and (ii) Company-paid coverage for Executive and Executive's eligible dependents under the Company's Benefit Plans for the twelve (12) months following the end of the consulting period.

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                  (b)      Voluntary Termination without Good Reason;
Termination for Cause. If Executive's employment with the Company terminates voluntarily by Executive without Good Reason or for Cause by the Company, then
(i) all further vesting of the Executive's outstanding options to purchase Common Stock will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) the Executive's vested rights to his Restricted Stock will be determined in accordance with Section 4(e), (iv) the Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies and arrangements, (v) Executive will be entitled to payment of the vested portion, if any, of his Deferred Compensation Payment (as adjusted for investment returns thereon) in accordance with his payout election pursuant to Section 4(g), and (vi) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect.

                  (c) Termination due to Death or Disability. If Executive's employment with the Company terminates due to the Executive's death or Disability (as defined in Section 13), then Executive (or his estate) will be entitled to (A) the immediate vesting of the Deferred Compensation Payment (as adjusted for investment returns thereon) and payment in accordance with his payout election pursuant to Section 4(g) and (B) the immediate vesting and release from the Company's Repurchase Right of the Restricted Stock, and (C) Executive (or his estate) shall have no repayment obligation with respect to the Signing Bonus described in Section 4(b). Upon such termination, (i) all further vesting of the Executive's outstanding options to purchase Common Stock will terminate immediately, provided that any vested options shall remain exercisable until the earlier of the one year anniversary of Executive's death or termination due to Disability or the end of the original option term, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) the Executive (or his estate) will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies and arrangements.

         9.       Change of Control Severance.

                  (a) Termination Without Cause; Resignation for Good Reason. If within twelve (12) months following a Change of Control the Company (or acquiring entity) terminates Executive's employment for reasons other than "Cause" (as defined in Section 13) or "Disability" (as defined in Section 13), or Executive resigns for "Good Reason" (as defined in Section 13), then Executive will receive: (i) a lump sum payment equal to two (2) times his annual Base Salary and Target Bonus, both at the level in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the Change in Control, (ii) Company-paid coverage for Executive and Executive's eligible dependents under the Company's "Benefit Plans" (as defined in Section
13) for thirty-six (36) months following such termination, and (iii) any Options (as described in Section 4(d)) shall remain exercisable until the earlier of the two year anniversary of such termination or resignation or the end of the original option term. In addition, Executive shall have no repayment obligation with respect to the Signing Bonus described in Section 4(b). For the avoidance of doubt, Executive's rights to his Deferred Compensation Payment (described in Section 4(g)), his Restricted Stock (described in

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Section 4(e)) and his Options (described in Section 4(d)) shall have become fully vested upon the occurrence of a Change in Control.

                  (b) Voluntary Termination without Good Reason; Termination for Cause. If within twelve (12) months following a Change in Control, Executive's employment with the Company terminates voluntarily by Executive without Good Reason or for Cause by the Company, then (i) all further vesting of the Executive's outstanding options to purchase Common Stock will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) the Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies and arrangements, (iv) Executive will be entitled to payment of his Deferred Compensation (described in Section 4(g)) (which shall become fully vested upon a Change in Control) (as adjusted for investment returns thereon) in accordance with his payout election pursuant to Section 4(g), (v) Executive will be entitled to his Restricted Shares (described in Section 4(e)) (which shall have become fully vested upon a Change in Control), (vi) Executive will be entitled to his Options (described in Section 4(d)) and (vii) Executive will only be eligible for severance benefits in accordance with the Company's established policies as then in effect.

                  (c) Termination due to Death or Disability. In the event the Executive's employment terminates by reason of death or "Disability" (as defined in Section 13) within twelve (12) months following a Change of Control, then (i) all further vesting of the Executive's outstanding options to purchase Common Stock will terminate immediately, provided that any vested options shall remain exercisable until the earlier of the one year anniversary of Executive's death or termination due to Disability or the end of the original option term,
(ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) the Executive (or his estate) will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies and arrangements. In addition, Executive (or his estate) shall have no repayment obligation with respect to the Signing Bonus described in Section 4(b). For the avoidance of doubt, Executive's rights to his Deferred Compensation Payment (described in Section 4(g)), his Restricted Stock (described in Section 4(e)) and his Options (described in Section 4(d)) shall have become fully vested upon the occurrence of a Change in Control.

         10.      Conditions to Receipt of Severance; No Duty to Mitigate.

                  (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 8 and 9 will be subject to executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. Such agreement will provide (among other things) that Executive will not disparage the Company and the Company (acting through its directors and officers) or its directors and officers will not disparage the Executive during the twenty-four (24)-month period following a termination that would otherwise trigger the payment of severance under Sections 8 and 9. No severance pursuant to such Sections will be paid or provided until the separation agreement and release agreement becomes effective.

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                  (b)      Non-Competition. In the event of a termination of
Executive's employment that would otherwise entitle Executive to the receipt of severance pursuant to Sections 8 and 9, Executive agrees not to engage in "Competition" (as defined in Section 13) during the twenty-four (24)-month period following such termination. In the event Executive engages in Competition within such period, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Sections 8 and 9 will immediately cease (including Executive's ability to exercise any outstanding stock options) and the Company will be entitled to monetary damages (not to exceed the value of the applicable severance benefits actually paid pursuant to Sections 8 and 9) or equitable relief in the event of a breach of such covenant.

                  (c) Nonsolicitation. The receipt of any severance benefits pursuant to Sections 8 and 9 will be subject to Executive not violating the provisions of Section 17. In the event Executive breaches the provisions of
Section 17, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Sections 8 and 9 will immediately cease (including Executive's ability to exercise any outstanding stock options).

                  (d) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

         11.      Golden Parachute Excise Tax.

                  (a) In the event it will be determined that any payment or distribution by the Company or other amount with respect to the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 12 (a "PAYMENT"), is (or will be) subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "CODE") or any interest or penalties are (or will be) incurred by Executive with respect to the excise tax imposed by Section 4999 of the Code with respect to the Company (the excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "EXCISE TAX"), Executive will be entitled to receive an additional cash payment (a "GROSS-UP PAYMENT") from the Company in an amount equal to the sum of the Excise Tax and an amount sufficient to pay the cumulative Excise Tax and all cumulative income taxes (including any interest and penalties imposed with respect to such taxes) relating to the Gross-Up Payment so that the net amount retained by Executive is equal to all payments to which Employee is entitled pursuant to the terms of this Agreement (excluding the Gross-Up Payment) or otherwise less income taxes (but not reduced by the Excise Tax or by income taxes attributable to the Gross-Up Payment).

                  (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at the determination, will be made by a nationally recognized certified public accounting firm selected by the Company with the consent of Executive, which should not unreasonably be withheld (the "ACCOUNTING FIRM") which will provide detailed supporting calculations both to the Company and Executive within thirty (30) days after the receipt of notice from Executive that

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there has been a Payment, or such earlier time as is requested by the Company.
All fees and expenses of the Accounting Firm will be borne solely by the Company. The Company, as determined in accordance with this Section 11, will pay any Gross-Up Payment to Executive within five (5) days after the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will so indicate to Executive in writing. Any determination by the Accounting Firm will be binding upon the Company and Executive; provided, however, that as a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm, it is possible that Gross-Up Payments that the Company should have made will not have been made (an "UNDERPAYMENT"), consistent with the calculations required to be made hereunder. In the event the Company exhausts its remedies in accordance with Section 11(c), or elects not to exercise such remedies, and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm will determine the amount of underpayment that has occurred and the Underpayment will be promptly paid by the Company to or for the benefit of Executive.

                  (c) Executive will notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a Gross-Up Payment (that has not already been paid by the Company). The notification will be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of the claim and will apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. Executive will not pay the claim prior to the expiration of the 30-day period following the date on which Executive gives notice to the Company or any shorter period ending on the date that any payment of taxes with respect to the claim is due. If the Company notifies Executive in writing prior to the expiration of the 30-day or shorter period that it desires to contest the claim, Executive will:

                           (i) give the Company any information reasonably requested by the Company relating to the claim;

                           (ii)     take any action in connection with
         contesting the claim as the Company will reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to the claim by an attorney reasonably selected by the Company;

                           (iii) cooperate with the Company in good faith in order effectively to contest the claim; and

                           (iv) permit the Company to participate in any proceedings relating to the claim.

                  (d) The Company will bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with the contest and will indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the representation and payment of costs and expenses. Without limitation of the forgoing provisions of this Section 11, the Company will control all proceedings taken in connection with the contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences

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with the taxing authority in respect of the claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute the contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company will determine. If the Company directs Executive to pay the claim and sue for a refund, the Company will advance the amount of the payment to Executive, on an interest-free basis, and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance; and any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due will be limited solely to the contested amount. The Company's control of the contest will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(d), Executive becomes entitled to receive any refund with respect to the claim, Executive will, subject to the Company's compliance with the requirements of Section 11(d), promptly pay to the Company the amount of the refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to this Section 11(d), a determination is made that Executive will not be entitled to any refund with respect to the claim and the Company does not notify Executive in writing of its intent to contest the denial of refund prior to the expiration of thirty (30) days after the determination, then the advance will be forgiven and will not be required to be repaid and the amount of the advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  (e) Should the Company elect not to contest the Internal Revenue Service claim in accordance with the foregoing provisions of Section 11(c) or otherwise not provide Executive with written notice of its intention to contest such claim within the applicable thirty (30) day or shorter notice period provided in Section 11(c), then the Company will promptly thereafter pay Executive the applicable Gross-Up Payment attributable to such claim.

         12. Attorneys' Fees. The Company will reimburse Executive's reasonable attorneys' fees and other professional fees (up to $35,000) in connection with the negotiation, preparation and execution of this Agreement with the Company.

         13.      Definitions.

                  (a) Benefit Plans. For purposes of this Agreement, "BENEFIT PLANS" means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and/or Executive's eligible dependents with medical, dental, vision and/or financial counseling benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance or retirement benefits). A requirement that the Company provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment.

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Notwithstanding any contrary provision of Sections 8 and 9, but subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive's eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive's eligible dependents.

                  (b) Cause. For purposes of this Agreement, "CAUSE" will mean (i) a willful failure by Executive to substantially perform Executive's material duties under this Agreement other than a failure resulting from the Executive's complete or partial incapacity due to physical or mental illness or impairment, (ii) a willful act by Executive that constitutes gross misconduct and is injurious to the Company, (iii) a willful breach by Executive of a material provision of this Agreement, (iv) a material and willful violation by Executive of a federal or state law or regulation applicable to the business of the Company which is injurious to the Company, or (v) Executive's conviction or plea of guilty or no contest to a felony. The Company will not terminate Executive's employment for Cause without first providing Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (i) through (iv), a reasonable cure period of not less than thirty (30) days following such notice. No act or failure to act by Executive will be considered "willful" unless committed without good faith and without a reasonable belief that the act or omission was in the Company's best interest.

                  (c) Change of Control. For purposes of this Agreement, "CHANGE OF CONTROL" means the occurrence of any of the following:

                           (i) the sale, lease, conveyance or other disposition of all or substantially all of the Company's assets to any "person" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended), entity or group of persons acting in concert;

                           (ii) any person or group of persons becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 30% or more of the total voting power represented by the Company's then outstanding voting securities;

                           (iii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its controlling entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity (or its controlling entity) outstanding immediately after such merger or consolidation; or

                           (iv) a contest for the election or removal of members of the Board that results in the removal from the Board of at least 33% of the incumbent members of the Board.

                  (d) Competition. The Company will create a written list of up to six companies that compete with the Company (each a "COMPETITOR"). The Company may revise such list (by adding new companies to the list and reducing a like number of companies from the list at the same time) in writing until the last thirty (30) days of Executive's employment with the Company. For purposes of this Agreement, Executive will be deemed to have engaged in "COMPETITION" if he renders services for any of the six or fewer Competitors on the list described in the previous two sentences.

                  (e) Disability. For purposes of this Agreement, "DISABILITY" will mean that Executive has been unable to perform the principal functions of Executive's duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least six
(6) months. Whether Executive has a Disability will be determined by the Board based on evidence provided by one or more physicians selected by the Board and reasonably acceptable to Executive.

                  (f) Good Reason. For purposes of this Agreement, "GOOD REASON" will mean (without Executive's written consent): (i) any reduction in Executive's title, (ii) any employee other than the Chief Executive Officer is inserted above Executive in the Company's organizational structure, (iii) the Executive reports to anyone other than the Chief Executive Officer or the Board,
(iv) the operations described in Section 1(a) above are taken away from the Executive, (v) a material reduction in Executive's authority, status or responsibilities, (vi) a reduction in the aggregate level of Executive's compensation (including Base Salary, Target Bonus and benefits) of more than 10%, other than a percentage reduction which is the same for all officers of the Company, (vii) a material breach by the Company of its obligations to Executive under this Agreement, (viii) any relocation of Executive's principal place of employment by more than twenty-five (25) miles, or (ix) the issuance by the Company of a notice of nonrenewal under Section 3. With respect to clause (vii), Executive will not resign for Good Reason without first providing the Company with written notice specifically identifying the acts or omissions constituting the grounds for a Good Reason termination and a reasonable cure period of not less than thirty (30) days following such notice.

                  (g) Service. For purposes of this Agreement, "SERVICE" means the performance of services by Executive as an officer, employee, consultant or board member of the Company or any parent or subsidiary corporation (as such terms are defined in Sections 424(e) and (f) of the Internal Revenue Code).

         14. Confidential Information. Executive agrees to enter into the Company's standard Confidential Information and Invention Assignment Agreement (the "CONFIDENTIAL INFORMATION AGREEMENT") upon commencing employment hereunder.

         15. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive's death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "SUCCESSOR" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. Except as otherwise permitted by the terms of the

Option Plan and the Option Agreement, none of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive's right to compensation or other benefits will be null and void.

         16. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given
(i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

         If to the Company:

         Solectron Corporation
         847 Gibraltar Drive
         Milpitas, CA 95035
         Attn: Chairman, Compensation Committee of the Board of
         Directors

         If to Executive:

         at the last residential address known by the Company.

         17. Non-Solicitation. For a period beginning on the Effective Date and ending twenty-four (24) months after the Executive ceases to be employed by the Company, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will: (i) not solicit, induce or influence any person to leave employment with the Company; or (ii) not directly or indirectly solicit business from any of the Company's substantial customers and users on behalf of any Competitor (as defined in Section 13(d)).

         18. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

         19.      Arbitration.

                  (a) General. In consideration of Executive's service to the Company, its promise to arbitrate all employment related disputes and Executive's receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive's service to the Company under this Agreement or otherwise or the termination of Executive's service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the "RULES") and pursuant to

California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

                  (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association ("AAA") and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will be held in Santa Clara County, CA and will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys' fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA's National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.

                  (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

                  (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code Section 2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys' fees.

                  (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers' compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

                  (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive's right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive's choice before signing this Agreement.

         20. Attorneys' Fees in the Event of Litigation. In the event of any litigation between the Company and Executive under this Agreement (including arbitration as provided in Section 20), the Executive will be entitled to reasonable attorneys' fees incurred in connection therewith if the Executive prevails on a material issue.

         21. Integration. This Agreement, together with the Option Plan, Option Agreement, Restricted Stock Agreement, the Deferred Compensation Plan and the Confidential Information Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section 22 and signed by duly authorized representatives of the parties hereto.

         22. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

         23. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

         24. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

         25. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

         26. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

         27. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

SOLECTRON CORPORATION

/s/ Kevin O'Connor
--------------------------------------------
By:  Kevin O'Connor
Title: Senior Vice President, Human Resources
Date: 18 June 2003

EXECUTIVE:

/s/ Marc Onetto
--------------------------------------------
Marc Onetto
Date: 18 June 2003

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